EXHIBIT 99.1

AVX Corporation Announces Preliminary Second Quarter Results

GREENVILLE, S.C. -- (BUSINESS WIRE) – October 26, 2010-- AVX Corporation (NYSE:  AVX) AVX today reported preliminary unaudited results for the second quarter ended September 30, 2010.

Highlights:

•	Revenue for the September 2010 quarter of $430.6 million increased 8.6% from the previous quarter and increased 38.7% from the second quarter of last year.
•	Gross Profit margin improved for the ninth consecutive quarter to 28.4% in the current quarter compared to 25.9% in the previous quarter and 20.8% in the same quarter last year.
•	Net income of $67.9 million, or $0.40 per share, for the September 2010 quarter.
•	Dividends of $7.7 million, or at a $0.18 per share annual rate, were paid during the second quarter of fiscal 2011.

Chief Executive Officer and President, John Gilbertson, stated, “The second quarter was another strong quarter for AVX.  Sales grew 8.6% sequentially and 38.7% compared to the same quarter last year reflecting strengthening demand in a diverse range of our served-end markets. Our continued focus on operating leverage and higher value-added components enabled us to further expand operating margins to 28.4% in the quarter up from 25.9% in the previous quarter and 20.8% last year.”

For the quarter ended September 30, 2010, net sales increased sequentially over the previous quarter by $34.1 million, or 8.6%, to $430.6 million. Gross profit as a percent of sales improved over both the previous quarter and the same quarter last year to 28.4%.  Net income for the quarter was $67.9 million, or $0.40 per diluted share, compared to net income of $52.3 million, or $0.31 per diluted share, in the previous quarter and net income of $31.6 million, or $0.19 per diluted share in the second quarter of the prior fiscal year.

Chief Financial Officer, Kurt Cummings, stated, “The management team continues to control cost in a proactive manner helping to ensure the strength of our financial performance. We continued to generate positive operating cash flow, despite investments in critical manufacturing materials. The Company’s financial position remains exceptionally strong with cash and cash equivalents and short and long-term investments in securities of $956.1 million and no debt at September 30, 2010. During the quarter, the Company paid $7.7 million of dividends to stockholders and spent $2.5 million to repurchase shares of AVX stock on the open market which are held as treasury stock.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
Net sales	$310,522	$430,639	$602,562	$827,176
Cost of sales	245,174	308,267	482,372	602,152
Restructuring charges	612	-	1,312	-
Gross profit	64,736	122,372	118,878	225,024
Selling, general & admin. expense	27,064	29,860	54,395	60,370
Restructuring charges	457	-	757	-
Profit from operations	37,215	92,512	63,726	164,654
Other income	2,442	2,056	4,496	4,628
Income before income taxes	39,657	94,568	68,222	169,282
Provision for taxes	8,015	26,677	12,300	49,091
Net income	$31,642	$67,891	$55,922	$120,191

Basic income per share	$0.19	$0.40	$0.33	$0.71
Diluted income per share	$0.19	$0.40	$0.33	$0.71

Weighted average common
shares outstanding:
Basic	170,277	169,956	170,304	170,031
Diluted	170,277	170,238	170,304	170,352

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	September 30,
	2010	2010
Assets
Cash and cash equivalents	$415,974	$372,155
Short-term investments in securities	262,709	406,076
Available-for-sale securities	9,767	3,275
Accounts receivable, net	195,983	241,873
Inventories	357,105	408,331
Other current assets	74,820	85,929
Total current assets	1,316,358	1,517,639
Long-term investments in securities	219,993	170,017
Long-term available-for-sale securities	5,339	4,547
Property, plant and equipment, net	247,029	240,507
Goodwill and other intangibles	249,412	247,211
Other assets	13,361	8,409

TOTAL ASSETS	$2,051,492	$2,188,330

Liabilities and Stockholders' Equity
Accounts payable	$104,421	$127,036
Income taxes payable and accrued expenses	88,852	93,512
Total current liabilities	193,273	220,548
Other liabilities	57,212	53,472

TOTAL LIABILITIES	250,485	274,020

TOTAL STOCKHOLDERS' EQUITY	1,801,007	1,914,310

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,051,492	$2,188,330

Contact:
AVX Corporation, Greenville
Kurt Cummings
864-967-9303
finance@avxus.com